Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3), as amended, and related Prospectus of Eagle Materials Inc. for the registration of its common stock, preferred stock, debt securities, guarantees of debt securities, warrants, units and depositary shares and to the incorporation by reference therein of our report dated May 25, 2016, with respect to the consolidated financial statements of Eagle Materials Inc. (except for Note (M), as to which the date is July 25, 2016) included in its Current Report (Form 8-K) filed with the Securities and Exchange Commission on July 25, 2016.

We also consent to the incorporation by reference therein of our reports dated May 25, 2016, with respect to the effectiveness of internal control over financial reporting of Eagle Materials Inc., and the financial statements of Texas Lehigh Cement Company LP included in the Annual Report (Form 10-K) of Eagle Materials Inc. for the year ended March 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

July 25, 2016